Capital World Bond Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$77,730
Class B	$3,587
Class C	$6,724
Class F	$17,119
Total	$105,160
Class 529-A	$1,741
Class 529-B	$213
Class 529-C	$669
Class 529-E	$97
Class 529-F	$144
Class R-1	$83
Class R-2	$999
Class R-3	$1,277
Class R-4	$550
Class R-5	$2,398
Total	$8,171

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.7420
Class B	$0.5980
Class C	$0.5944
Class F	$0.7443
Class 529-A	$0.7382
Class 529-B	$0.5784
Class 529-C	$0.5845
Class 529-E	$0.6757
Class 529-F	$0.7664
Class R-1	$0.6000
Class R-2	$0.6064
Class R-3	$0.6842
Class R-4	$0.7409
Class R-5	$0.7886

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	118,641
Class B	6,348
Class C	12,973
Class F	29,428
Total	167,390
Class 529-A	3,029
Class 529-B	411
Class 529-C	1,417
Class 529-E	176
Class 529-F	241
Class R-1	186
Class R-2	2,170
Class R-3	2,150
Class R-4	908
Class R-5	3,282
Total	13,970

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$18.93
Class B	$18.79
Class C	$18.71
Class F	$18.85
Class 529-A	$18.97
Class 529-B	$18.84
Class 529-C	$18.83
Class 529-E	$18.88
Class 529-F	$18.90
Class R-1	$18.82
Class R-2	$18.81
Class R-3	$18.90
Class R-4	$18.92
Class R-5	$18.95